Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2023 Results

•Revenues increase to $2.0 billion; 6% total revenue growth, approximately 4% growth excluding acquired revenues
•Diluted earnings per share: $1.29; Adjusted diluted earnings per share(1): $1.88
•Company increases revenue and adjusted diluted EPS(1) guidance for fiscal year 2023
•Board authorizes share repurchase program up to 8.8 million shares, representing 16% of shares outstanding

RESTON, VA, June 6, 2022—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended April 29, 2022.

“Our results over the past several quarters speak to the progress we have made in executing our strategy to drive profitable, sustained growth.” said SAIC CEO Nazzic Keene. “While we face some modest top line pressure in the near-term, the momentum we see in our business development efforts gives me confidence in our ability to continue to profitably grow the business. In the meantime, we will remain focused on strong execution, disciplined capital allocation, and building upon our strong culture.”

First Quarter of Fiscal Year 2023: Summary Operating Results

	Three Months Ended
	April 29, 2022	Percent change		April 30, 2021
	(in millions, except per share amounts)
Revenues	$1,996	6%		$1,878
Operating income	125	(4)%		130
Operating income as a percentage of revenues	6.3%	-60	bps	6.9%
Adjusted operating income(1)	134	(4)%		140
Adjusted operating income as a percentage of revenues	6.7%	-80	bps	7.5%
Net income attributable to common stockholders	73	(10)%		81
EBITDA(1)	164	(6)%		175
EBITDA as a percentage of revenues	8.2%	-110	bps	9.3%
Adjusted EBITDA(1)	173	(6)%		184
Adjusted EBITDA as a percentage of revenues	8.7%	-110	bps	9.8%
Diluted earnings per share	$1.29	(7)%		$1.38
Adjusted diluted earnings per share(1)	$1.88	(3)%		$1.94
Net cash provided by operating activities	$118	(38)%		$189
Free cash flow(1)	$113	(31)%		$164

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

First Quarter Summary Results
Revenues for the quarter increased $118 million compared to the same period in the prior year primarily due to ramp up on new and existing contracts and the acquisition of Halfaker (approximately $42 million), partially offset by contract completions. Adjusting for the impact of acquired revenues and divested revenues, revenues grew 3.9% primarily due to ramp up on new and existing contracts.
Operating income as a percentage of revenues decreased from the comparable prior year period primarily due to to higher indirect costs in the current year period and higher benefit from net favorable settlement of prior indirect rate years in the prior year period, partially offset by improved profitability across our contract portfolio.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 8.7% from 9.8% for the same period in the prior year primarily due to higher indirect costs in the current year period and higher benefit from net favorable settlement of prior indirect rate years in the prior year period, partially offset by improved profitability across our contract portfolio.
Diluted earnings per share for the quarter was $1.29 compared to $1.38 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.88 compared to $1.94 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 56.6 million from 58.7 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter were $118 million, a decrease of $71 million compared to the prior year quarter, primarily due to lower net earnings, cash payments during the quarter associated with certain change in control provisions related to the acquisition of Halfaker, and timing of customer collections and vendor disbursements.
Free cash flow(1) for the first quarter decreased by $51 million from the prior year quarter to $113 million, primarily due to lower net earnings, cash payments during the quarter associated with certain change in control provisions related to the acquisition of Halfaker, and timing of customer collections and vendor disbursements.
During the quarter, SAIC deployed $95 million of capital, consisting of $68 million of plan share repurchases, $22 million in cash dividends, and $5 million of capital expenditures. In addition, SAIC made $59 million of mandatory debt repayment in the first quarter.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 29, 2022 to stockholders of record on July 15, 2022. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Share Repurchase Authorization Increased
SAIC today announced that its Board of Directors has authorized an increase to its existing stock repurchase authorization of the Company's common stock under an existing stock repurchase program. The current authorization increases the repurchase program by 8.0 million shares in order to make available for repurchase an aggregate of approximately 8.8 million shares.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $2.0 billion, which reflects a book-to-bill ratio of 1.0 and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $24.1 billion. Of the total backlog amount, approximately $3.2 billion was funded.
Notable Recompete Awards:
Air Force Space and Missile Systems Center: SAIC was awarded a $390 million task order by the General Services Administration on behalf of the U.S. Space Force / Space Systems Command to continue providing systems engineering and integration services to help modernize the nation's Global Positioning System (GPS) program.
U.S. Space and Intelligence Community: SAIC was awarded $337 million of contract awards by space and intelligence community organizations. Most of these contracts serve customers in the intelligence community and classified space domain that rely on SAIC for highly-specialized expertise in digital engineering as well as cloud, artificial intelligence, cybersecurity, technology integration, engineering, IT modernization and mission operations.
Fiscal Year 2023 Guidance
The table below summarizes fiscal year 2023 guidance and represents our views as of June 6, 2022.

	Current Fiscal Year	Prior Fiscal Year
	2023 Guidance	2023 Guidance
Revenue	$7.43 billion to $7.55 billion	$7.35 billion to $7.55 billion
Adjusted EBITDA Margin(1)	Approximately 8.9%	Approximately 8.9%
Adjusted Diluted EPS(1)	$6.90 to $7.20	$6.80 to $7.10
Free Cash Flow(1)	$500 million to $530 million	$500 million to $530 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on June 6, 2022. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are approximately 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition,
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	April 29, 2022	April 30, 2021
	(in millions, except per share amounts)
Revenues	$1,996	$1,878
Cost of revenues	1,770	1,661
Selling, general and administrative expenses	92	80
Acquisition and integration costs	9	10
Other operating income	—	(3)
Operating income	125	130
Interest expense	27	27
Other (income) expense, net	3	(2)
Income before income taxes	95	105
Provision for income taxes	(21)	(23)
Net income	$74	$82
Net income attributable to non-controlling interest	1	1
Net income attributable to common stockholders	$73	$81
Weighted-average number of shares outstanding:
Basic	56.1	58.1
Diluted	56.6	58.7
Earnings per share:
Basic	$1.30	$1.39
Diluted	$1.29	$1.38

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 29, 2022	January 28, 2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$56	$106
Receivables, net	1,104	1,015
Inventory, prepaid expenses and other current assets	131	142
Total current assets	1,291	1,263
Goodwill	2,911	2,913
Intangible assets, net	1,101	1,132
Property, plant, and equipment, net	97	100
Operating lease right of use assets	187	209
Other assets	129	129
Total assets	$5,716	$5,746
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$820	$840
Accrued payroll and employee benefits	395	364
Long-term debt, current portion	119	148
Total current liabilities	1,334	1,352
Long-term debt, net of current portion	2,342	2,370
Operating lease liabilities	175	192
Other long-term liabilities	215	203
Equity:
Total common stockholders' equity	1,640	1,619
Non-controlling interest	10	10
Total stockholders' equity	1,650	1,629
Total liabilities and stockholders' equity	$5,716	$5,746

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 29, 2022	April 30, 2021
	(in millions)
Cash flows from operating activities:
Net income	$74	$82
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	42
Amortization of off-market customer contracts	(2)	(4)
Amortization of debt issuance costs	2	2
Deferred income taxes	2	20
Stock-based compensation expense	11	10
Gain on divestitures	—	(3)
Impairment of assets	—	7
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(89)	(61)
Inventory, prepaid expenses and other current assets	11	(5)
Other assets	3	(4)
Accounts payable and accrued liabilities	39	44
Accrued payroll and employee benefits	31	57
Operating lease assets and liabilities, net	(4)	5
Other long-term liabilities	(1)	(3)
Net cash provided by operating activities	118	189
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(5)	(10)
Purchases of marketable securities	(2)	(2)
Sales of marketable securities	1	1
Proceeds from divestitures	—	8
Other	—	(1)
Net cash used in investing activities	(6)	(4)
Cash flows from financing activities:
Dividend payments to stockholders	(22)	(22)
Principal payments on borrowings	(59)	(39)
Issuances of stock	4	4
Stock repurchased and retired or withheld for taxes on equity awards	(84)	(53)
Proceeds from borrowings	—	16
Distributions to non-controlling interest	(1)	(1)
Net cash used in financing activities	(162)	(95)
Net (decrease) increase in cash, cash equivalents and restricted cash	(50)	90
Cash, cash equivalents and restricted cash at beginning of period	115	190
Cash, cash equivalents and restricted cash at end of period	$65	$280

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	April 29, 2022	January 28, 2022
	(in millions)
Funded backlog	$3,218	$3,491
Negotiated unfunded backlog	20,894	20,601
Total backlog	$24,112	$24,092
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended
	April 29, 2022	April 30, 2021
	(in millions)
Net income	$74	$82
Interest expense and loss on sale of receivables	28	28
Provision for income taxes	21	23
Depreciation and amortization	41	42
EBITDA(1)	164	175
EBITDA as a percentage of revenues	8.2%	9.3%
Acquisition and integration costs	9	10
Depreciation included in acquisition and integration costs	—	(1)
Adjusted EBITDA(1)	$173	$184
Adjusted EBITDA as a percentage of revenues	8.7%	9.8%

Operating income	$125	$130
Operating income as a percentage of revenues	6.3%	6.9%
Acquisition and integration costs	9	10
Adjusted operating income(1)	$134	$140
Adjusted operating income as a percentage of revenues	6.7%	7.5%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended
	April 29, 2022	April 30, 2021
Diluted earnings per share	$1.29	$1.38

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.16	0.17
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	(0.03)	(0.03)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.13	0.14

Amortization of intangible assets, divided by diluted WASO	0.58	0.55
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.12)	(0.13)
Net effect of amortization of intangible assets, divided by diluted WASO	0.46	0.42

Adjusted diluted earnings per share(1)	$1.88	$1.94
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended
	April 29, 2022	April 30, 2021
	(in millions)
Net cash provided by operating activities	$118	$189
Expenditures for property, plant, and equipment	(5)	(10)
Cash used (provided) by MARPA Facility	—	(15)
Free cash flow(1)	$113	$164

FY23 Guidance
(in millions)
Net cash provided by operating activities	$535 to $565
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	$500 to $530
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.